Exhibit 10.12

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement between Source Atlantic Inc., (SA) a Delaware corporation, with its primary business located at 55 Accord Park Dr Rockland MA and Adams Associates International (Client) is entered into as of this 10th day of April, 2005 (“Agreement”).

1. Consulting Services. SA shall perform the service for the project identified in Attachment A Project Scope. The services provided by SA will be performed promptly, with diligence and in a competent and professional manner and in accordance with the description of such services.

Any modification orders or revisions in specifications must be agreed to in writing by SA and may require a revision in the Scope of Work as well as fees to be paid to SA. Consulting Fees are subject to change six (6) months after the effective date.

2. Consulting Fees. Client shall pay to SA consulting fees as defined in the attached Consulting Services Rate Schedule Attachment B. Invoices must be paid within 30 days of the Billing Date. A late payment charge will be added to all overdue accounts. The late payment charge will be calculated at the rate of 1.5% per month (annual percentage rate of 18%) or at the fixed fee of $100.00 whichever is greater, provided, however, that the rate shall in no event exceed the maximum rate permitted by law.

3. Reimbursement. Client shall reimburse Source Atlantic for goods sold in three (3) installments based upon schedule of equipment (attached) along with freight to port of entry and installation of goods at three (3) facilities in Akwa Ibom State, Nigeria. Source Atlantic acknowledges that it is their responsibility to source, consolidate, ship to Port Harcourt Nigeria and install equipment where required. Furthermore, Source Atlantic acknowledges that the shipments and assigned payments will be in three traunches. The first based upon 55% of the list and the remaining two of 22.5% of the list each. Shipments to be completed by September 01, 2005.

4. Term. The services provided under this Agreement shall commence on the date of the Work Order and end upon the completion of the Work Order unless terminated pursuant to Section 10, or by mutual agreement of the parties.

5. Independent Contractor. SA is and will perform its obligations under this Agreement as an independent contractor and not as an employee or agent of Client. SA has the right to exercise full control of and supervision over the performance of SA’s obligations hereunder and, as between Client and SA, SA is responsible for SA’s own acts and those of SA’s employees during the performance of SA’s obligations hereunder.

6. Confidentiality. SA shall not make available to any third party, without the written consent of Client, any of Client’s confidential programs, reports, information or other confidential data or materials given to or used by SA hereunder which Client requests to be kept confidential by so indicating on such confidential data or material or otherwise in writing. SA has the right to retain and use in any manner

“A New Model for Capital Planning, Forecasting and Cost Estimation”

55 Accord Park Dr. Rockland, Ma 02370

Ph: 781.871.8500 Fax: 781.871.1059 www.sourceatlantic.com

copies of all programs, reports, information, working papers, interim documents, memoranda or other data or materials produced hereunder. Notwithstanding anything contained herein to the contrary, SA may disclose such programs, reports, information, or other confidential data or materials if compelled by legal process, provided that SA has given written notice to Client of such legal process prior to disclosure.

7. No Implied Warranties; Limited Warranty. Except as expressly set forth in this Section 6, there are no warranties of any kind, either express or implied, including, but not limited to, any implied warranties of merchantability or fitness for a particular purpose.

8. Limitation of Liability. IN NO EVENT SHALL SA BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR EXEMPLARY DAMAGES OF ANY NATURE, INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL, EVEN IF SA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. Indemnification. Client shall indemnify and hold harmless SA from and against all liability, loss, cost, damage or expense, including, but not limited to, lost profits, or other incidental or consequential damages, arising out of or in connection with this Agreement, for any reason other than SA’s gross negligence or intentional misconduct. Client shall indemnify and hold harmless SA from and against any costs or expenses, including, but not limited to, attorney’s fees, incurred in the defense of any actual, threatened or potential claim, action or other proceeding arising out of or in connection with this Agreement, for any reason other than SA’s gross negligence or intentional misconduct.

10. Intellectual Property. SA agrees that the work performed pursuant to Section 1 shall be considered a “work for hire” and that Client shall be deemed Author thereof for copyright purposes.

11. Termination of Agreement. Other than as provided in Section 3,

a)	Client may terminate this Agreement upon the completion date for any phase of the service set forth on the attached Work Order by giving to SA thirty days’ prior notice of such termination.

b)	SA may terminate this Agreement upon Client’s failure to make any payment pursuant to Section 2 or to provide SA with Client’s facilities pursuant to Section 1 hereof by giving to Client written notice of such termination.

c)	In the event of termination of this Agreement, Client shall within 30 days, pay to SA all outstanding fees previously billed, together with fees for any work performed pursuant to the Work Order, but not billed, and any actual out-of-pocket costs incurred by SA which are directly attributable to the uncompleted phase or phases set forth in the Work Order.

12. Entire Agreement; Amendments to Agreement. This Agreement constitutes the entire agreement between the parties with respect to the consulting services described in the Work Order. No amendment to this Agreement shall be effective unless it is in writing and signed by the party against whom it is sought to be enforced.

13. Notices. Any notice to be given in connection with this Agreement shall be in writing, at the address set forth above, by hand delivery, recognized overnight courier, or return receipt mail. Notice shall be effective upon the countersigned date of receipt.

14. Client’s Covenant to Not Recruit SA Personnel. Client agrees that during the term of this agreement and for one year thereafter, Client shall not directly or indirectly solicit for employment or employ any employee, agent, independent contractor or consultant of SA.

“A New Model for Capital Planning, Forecasting and Cost Estimation”

55 Accord Park Dr. Rockland, Ma 02370

Ph: 781.871.8500 Fax: 781.871.1059 www.sourceatlantic.com

15. Liquidation of Damages. While the losses to SA from a breach by Client of the provisions of Section 13 would be substantial, proving such damages would be costly, impractical and extremely difficult. Accordingly, the parties have agreed that, if during the term of this Agreement and for a one (1) year period thereafter Client, directly or indirectly (through any affiliate, related party or otherwise) breaches the provisions of Section 13, then Client will pay to SA a replacement and retraining fee in an amount equal to the total annualized compensation paid to or to be paid to such employee (or independent contractor). The parties agree that the replacement and retraining fee set forth above is a reasonable sum considering all of the circumstances existing on the date of this Agreement. Client agrees that SA shall be entitled to injunctive relief to enforce provisions of Section 13.

16. Survival. The provisions of Sections 5, 6, 7, 8, 9 and 13 shall survive the termination of this Agreement.

17. Miscellaneous. This Agreement is binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the invalid or unenforceable provision or provisions and the rights and obligations of the parties shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the parties hereto executed this Consulting Services Agreement as of the date first set forth above.

SOURCE ATLANTIC INC

By:	/s/ William McGowan, President

ADAMS ASSOCIATES INTERNATIONAL

By:	/s/ Adams Associates International

“A New Model for Capital Planning, Forecasting and Cost Estimation”

55 Accord Park Dr. Rockland, Ma 02370

Ph: 781.871.8500 Fax: 781.871.1059 www.sourceatlantic.com

Attachment A

Project Scope

Name of Project:

Adams Associates International (Port Harcourt)

Description of Project:

Procurement, Consolidation and Shipping of Identified products from Port of Boston to Port Harcourt Nigeria

SA Responsibilities:

1.	Order all equipment and coordinate consolidation of same in preparation of inspection and shipping.

2.	Provide AAI with the following information so a request for inspection can be initiated:

a.	Inspection location, address, contact person and phone number.

b.	Verify with AAI the date when shipment will be ready for inspection.

c.	For Invoice preparation by Adam & Associates International: E-mail to Violet Regina at AAI (vregina@adamintl.com) an Excel spreadsheet with all the items in the shipment. This will be used by AAI to create a Final Invoice from AAI to be e-mailed to Intertek with the request for inspection and a Commercial Invoice to be submitted to HSBC.

i.	The spreadsheet should have the following columns:

1.	Item Number (Starting with 1, consecutively number each different item shipped. The numbers should be the same as on the Packing List)

2.	HS Code These can be found on the following website:

a.	www.census.gov/foreign-trade/schedules/b/index.html

3.	Item Description—Should be exactly as on the Packing List.

4.	Total quantity

5.	Unit price

6.	Total price

d.	Provide AAI with technical specifications and/or product data sheets for the equipment as appropriate. This is required by Intertek

e.	Provide AAI with written certification that equipment has been tested and is in working order. This is required by Intertek.

f.	For Packing List preparation by AAI: E-mail to AAI an Excel spreadsheet with details of all items to be shipped. This will be used by AAI to produce the packing list.

i.	The spreadsheet for the packing list must have the following columns:

1.	Item Number ( Starting with 1, consecutively number each different item shipped. The numbers should be the same as on the invoice.

“A New Model for Capital Planning, Forecasting and Cost Estimation”

55 Accord Park Dr. Rockland, Ma 02370

Ph: 781.871.8500 Fax: 781.871.1059 www.sourceatlantic.com

2.	Item description—Should be the same as on the invoice.

3.	Unit of Measure

4.	Quantity

5.	Weight

2.	Coordinate with Panalpena (sp?) for receipt of goods at Panalpina for inspection.

3.	Provide AAI with copy of inspectors report documenting any discrepancies with packing list.

4.	Source Atlantic should obtain from all of its vendors certificates/documentation of origin of all goods to be shipped as documentation for the Certificate of Origin that Source Atlantic will provide to AAI.

5.	Provide AAI three (3) paper originals and one (1) copy of your Source Atlantic combined invoice and certificate of value and origin duly signed by Chamber of Commerce of Source Atlantic choice.

6.	Provide AAI with one full set-originals and three (3) non-negotiable copies of on board ocean bill of lading. Each page of original must be signed.

a.	It is advisable to review draft of Bill of Lading with AAI before originals are issued by the shipping company.

7.	Instructions to bank re: payments to vendors. . . . . . .yet to be determined.

“Client” Responsibilities

1.	Prepare Final Invoice and Packing List with information e-mailed by Source Atlantic.

2.	E-mail request for inspection form with all required documents including Packing List, Final Invoice, technical specifications and/or data sheets, and certification of equipment testing to Intertek at least 3 days prior to inspection date.

3.	Provide Source Atlantic templates for certificate of compliance and certificate of origin

4.	Provide Source Atlantic with LC required language/information that must be included on Bill of Lading.

5.	Verify receipt of inspection report by Intertek 3-4 days after inspection.

6.	Send to Intertek:

a.	2 originals of Final Invoice

b.	a true, certified copy of bill of lading received from Source Atlantic

7.	Prepare Commercial Invoice

8.	Send communication, letter and required documents to CDB** as specified in the Letter of Credit.

9.	Submit multiple originals and copies of required documents to HSBC for payment against L/C.

Intertek

1.	Send AAI notification of reference number for this project.

2.	Schedule inspection and notify AAI of date.

3.	Verify with AAI that inspection report has been received by Intertek.

4.	Provide AAI with Clean Report of Inspection.

“A New Model for Capital Planning, Forecasting and Cost Estimation”

55 Accord Park Dr. Rockland, Ma 02370

Ph: 781.871.8500 Fax: 781.871.1059 www.sourceatlantic.com

5.	Return original of Final Invoice with official seal/stamp to AAI.

*	HSBC – bank in London that will be handling the letter of credit

**	CDB – Co-operative Development Bank PLC in Nigeria – bank issuing the Letter of Credit.

“A New Model for Capital Planning, Forecasting and Cost Estimation”

55 Accord Park Dr. Rockland, Ma 02370

Ph: 781.871.8500 Fax: 781.871.1059 www.sourceatlantic.com